Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz Mack-Cali Realty Corporation Executive Vice President and Chief Financial Officer (732) 590-1000	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1000

MACK-CALI AGREES TO SELL SUBURBAN PHILADELPHIA COMMERCIAL REAL ESTATE PORTFOLIO THROUGH JOINT VENTURE

Edison, New Jersey—July 18, 2013—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it entered into agreements to form various joint ventures with a fund sponsored by Keystone Property Group to facilitate the sale of Mack-Cali’s 15 commercial office properties and three land parcels located throughout Suburban Philadelphia. Pursuant to the agreements, the portfolio will be sold for approximately $233 million: $201 million in cash, a $10 million mortgage secured by One Plymouth Meeting, and subordinated interests in the portfolio with capital accounts aggregating $22 million. Mack-Cali shall participate in management fees and 50 percent of value creation above certain hurdle rates. Mack-Cali will also receive majority interest in a land parcel in Bala Cynwyd, Pennsylvania, for multi-family residential development. As part of the transaction, Mack-Cali retains the rights to subdivide and develop multi-family residential units at 150 Monument Road in Bala Cynwyd.

The portfolio of assets includes approximately 1.663 million square feet of existing office properties and land that can accommodate future development of approximately 162,000 square feet. The sale is subject to the purchaser’s completion of due diligence by August 19, which may be extended, and normal and customary closing conditions. The Company anticipates a late 2013 closing. Mack-Cali previously sold its Moorestown Corporate Center in Moorestown, New Jersey, and its 16 and 18 Sentry Park West in Blue Bell, Pennsylvania, to Keystone.

The properties to be included in this transaction consist of:

Property Address		# Bldgs	SF
•	150 Monument Road, Bala Cynwyd	1	125,783
•	1000-1235 Westlakes Drive, Westlakes Office Park, Berwyn	4	444,350
•	4 & 5 Sentry Park, Blue Bell	3	193,930
•	100-300 Stevens Drive, Airport Business Center, Lester	3	371,000
•	1000 Madison Avenue, Lower Providence	1	100,700
•	Rose Tree Corporate Center I and II, 1400 N. Providence Road, Media	2	260,000
•	One Plymouth Meeting, 502 W. Germantown Pike, Plymouth Meeting	1	167,748
	TOTAL:	15	1,663,511

The land parcels to be included in this transaction are located at:

•	Airport Business Center, Lester	135,000 sf
•	Rose Tree Corporate Center, Media	15,200 sf
•	Westlakes Office Park, Berwyn	12,000 sf
•	TOTAL:	162,200 sf

Mitchell E. Hersh, president and chief executive officer of Mack-Cali, commented, “My relationship with Keystone has afforded us the opportunity to make this transaction happen. It offers our Roseland subsidiary an opportunity to develop additional luxury multi-family properties that are in line with our reputation for building best in class residential at the gateway to the Main Line in Philadelphia. In addition, Mack-Cali will have the opportunity to redeploy the proceeds from this sale into more strategic growth opportunities.”

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 272 properties, consisting of 263 office and office/flex properties totaling approximately 30.5 million square feet and nine multi-family rental properties containing over 3,300 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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